Exhibit 99.1

FOR IMMEDIATE RELEASE

Vince Holding Corp. Announces Subscription Price for Previously Announced Rights Offering

NEW YORK, New York – March 16, 2016 – Vince Holding Corp. (NYSE: VNCE), a leading contemporary fashion brand (“Vince” or the “Company”), today announced the subscription price for its previously announced non-transferable rights offering (the “Rights Offering”).

Under the terms of the Rights Offering, Vince will distribute at no charge to the holders of its common stock on March 23, 2016 (the “Record Date”), non-transferable rights to purchase up to an aggregate of 11,818,181 new shares of its common stock. Vince will distribute to each such holder, one non-transferable right for every share of its common stock owned as of the Record Date (1 for 1). Each right will entitle the holder to purchase approximately 0.3191 shares of common stock at the subscription price of $5.50 per whole share of common stock. Rights holders who fully exercise their rights will be entitled to subscribe, subject to certain limitations and subject to allotment, for additional shares that remain unsubscribed as a result of any unexercised rights in an amount equal to up to 20% of the shares of common stock for which such subscriber was otherwise entitled to subscribe (calculated prior to the exercise of any subscription rights). Consummation of the rights offering is subject to customary closing conditions.

The Company anticipates the following important dates for the Rights Offering. These dates are subject to change, and you should review the prospectus related to the Rights Offering (the “Prospectus”) to determine the actual dates related to the Rights Offering.

Important Dates
Record Date	Close of business on March 23, 2016
Subscription Period	From March 29, 2016 to 5:00 p.m. New York City time on April 14, 2016(1)
Expiration Date	April 14, 2016(1)

(1)	Unless the offering is extended by Vince.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2016 but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. Copies of the Prospectus may be obtained, when available, from Broadridge Corporate Issuer Solutions, Inc., toll-free: +1 (855) 793-5068 or by email: Shareholder@Broadridge.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT VINCE

VINCE is a leading contemporary fashion brand best known for modern effortless style and everyday luxury essentials. Established in 2002, the brand now offers a wide range of women’s and men’s apparel, women’s and men’s footwear, and handbags. Vince products are sold in prestige distribution worldwide, including approximately 2,500 distribution locations across 38 countries. With corporate headquarters in New York and its design studio in Los Angeles, the Company operates 35 full-price retail stores, 14 outlet stores and its e-commerce site, VINCE.com. Please visit www.VINCE.com for more information.

Forward-Looking Statements: This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are indicated by words or phrases such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to maintain adequate cash flow from operations or availability under our revolving credit facility to meet our liquidity needs (including our obligations under the tax receivable agreement); our ability to successfully complete the migration of our systems and processes from Kellwood Company; our ability to maintain projected profit margins; our ability to successfully implement our marketing initiatives; our ability to protect our trademarks in the U.S. and internationally; changes in global economies and credit and financial markets; the fact that a number of members of the management team have less than one year of tenure with the Company, and the current senior management team has not had a long period of time working together; commodity, raw material and other cost increases; outcomes of litigation and proceedings and the availability of insurance, indemnification and other third-party coverage of any losses suffered in connection therewith; our ability to commence and complete the proposed rights offering and related backstop commitment; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including under the heading “Risk Factors” in our registration statement on Form S-3 filed with the Securities and Exchange Commission on February 12, 2016, and under the heading “Item 1A—Risk Factors” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Vince Holding Corp. website (http://investors.vince.com/).

Investor Relations Contact:

Jean Fontana

ICR, Inc.

Jean.fontana@icrinc.com

646-277-1200